Exhibit 99.1


CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

                   GENCO SHIPPING & TRADING LIMITED ANNOUNCES
                         THIRD QUARTER FINANCIAL RESULTS

                        Declares $0.60 per Share Dividend


New York, New York, November 2, 2005 - Genco Shipping & Trading Limited (NASDAQ:GSTL) today reported its financial results for the three months and nine months ended September 30, 2005.

The following financial review presents the results for the three months and nine months ended September 30, 2005 and for the three months ended June 30, 2005. Since the Company began operations on December 6, 2004, comparable historical data for the three months and nine months ended September 30, 2005 is unavailable.

                            Third Quarter Highlights
                            ------------------------

o Declared a $0.60 per share dividend on October 31, 2005 based on our operating results for the third quarter of 2005;

o Recorded net income of $12.3 million and adjusted net income of $16.4 million for the three months ended September 30, 2005 (please see footnote 1 of "Summary Consolidated Financial and Other Data" below);

o Recorded earnings per share of $0.55 or adjusted earnings per share of $0.73 for the three months ended September 30, 2005 (please see footnote 1 of "Summary Consolidated Financial and Other Data" below);

o Entered into a Memorandum of Agreement for the acquisition of the Genco Muse, a 48,913 dwt Handymax bulk carrier built in 2001 in Japan;

o Closed on a new $450 million credit facility providing an undrawn capacity of $309 million to fund future acquisitions (1); and

o Entered into an interest rate swap agreement for the notional debt amount of $106.2 million at an effective interest rate of 5.435%, inclusive of the margin.

     (1) As of October 14, 2005, including the draw-down for the acquisition of the Genco Muse.

                      Financial Review: 2005 Third Quarter
                      ------------------------------------

The Company recorded net income of $12.3 million or $0.55 earnings per share and adjusted net income of $16.4 million or $0.73 adjusted earnings per share for the three months ended September 30, 2005. The adjustment to net income and earnings per share excludes the one-time, non-cash deferred financing charge of $4.1 million for the third quarter as a result of the retirement of our original credit facility. Comparatively, for the three months ended June 30, 2005 net income was $15.6 million. The decrease in net income was attributable primarily to the one-time, non-cash charge of deferred financing costs associated with the retirement of our original credit facility.

Robert Gerald Buchanan, President, commented, "Genco's strong results for the first nine months of 2005 highlight both the Company's favorable time charters and cost effective operations. Drawing upon these strengths, we are pleased to declare our first quarterly dividend of $0.60 per share. With freight market indices up approximately 75% since their lowest point in August, Genco is poised to increase near-term earnings on its spot vessels, while benefiting from attractive time charter rates. Longer term, Genco's modern fleet will serve the Company well for taking advantage of positive industry fundamentals and any future rate increases."

Operating income decreased to $18.6 million for the three months ended September 30, 2005 compared to $19.4 million for the three months ended June 30, as a result of higher operating and general and administrative expenses. Additionally, we recognized lower TCE revenues for the Genco Leader and Genco Trader, the two vessels in our fleet that trade in the spot market. Operating expenses and general and administrative expenses grew as a result of the increase of the number of vessels in operation in our fleet as well as the increased costs of running a public company. EBITDA for the three months ended September 30, 2005 was $24.7 million compared to $25.1 million for the period ended June 30, 2005 (please see "Summary Consolidated Financial and Other Data" for a reconciliation of net income to EBITDA).

The average daily time charter equivalent, or TCE, rates obtained by the Company's fleet decreased to $20,407 per day for the three months ended September 30, 2005 compared to $21,648 for the three months ended June 30, 2005. The decrease was primarily due to lower charter rates achieved in the third quarter versus the second quarter of 2005 for the Genco Leader and the Genco Trader. The Genco Leader and the Genco Trader have been subsequently re-chartered at TCE rates above the average of those achieved in the third quarter of 2005.

Total operating expenses increased to $12.6 million for the three months ended September 30, 2005 from $11.5 million for the three-month period ended June 30, 2005, as a result of the increase in the number of vessels under operation in our fleet. Vessel operating expenses were $3.8 million for the three months ended September 30, 2005 compared to $3.4 million for the three month period ended June 30, 2005. General and administrative expenses increased to $1.2 million from $0.9 million during the comparative periods due to the expansion of our fleet and costs related to running a public company. Management fees for the three months ended September 30, 2005 were $0.3 million and relate to fees paid to our technical manager, Wallem.

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

Daily vessel operating expenses rose to $2,594 per vessel day during the third quarter of 2005 from $2,465 for the previous quarter this year. This increase is due primarily to a longer operating period for our 16 vessels. Daily vessel operating expenses for our fleet remain below the $3,089 budgeted by the Company and Wallem Shipmanagement.

             Financial Review: Nine Months Ended September 30, 2005
             ------------------------------------------------------

Net income was $39.3 million or $2.38 earnings per share, and adjusted net income was $43.4 million or $2.62 adjusted earnings per share for the nine months ended September 30, 2005. Voyage revenues were $83.5 million and EBITDA was $67.7 million for the nine months ended September 30, 2005. TCE rates obtained by the Company's fleet for the nine months ended September 30, 2005 were $20,981 per day.

Daily vessel operating expenses for the nine months ended September 30, 2005 were $2,406.

                         Liquidity and Capital Resources
                         -------------------------------

                                    Cash Flow
                                    ---------

Net cash provided by operating activities for the nine-month period ended September 30, 2005 was $62.7 million. Net cash from operating activities was primarily a result of recorded net income of $39.3 million and depreciation charges of $15.8 million. Net cash used in investing activities was $236.3 million and related mostly to the acquisition of ten additional vessels during 2005. Net cash provided by financing activities was $213.4 million and consisted primarily of $231.2 million in proceeds from our original credit facility used to finance the acquisition of ten additional vessels, net proceeds from our initial public equity offering of $230.1 million and $109.7 million in borrowings under our new credit facility. In addition, we retired the $357.0 million outstanding under our original credit facility. Capital Expenditures

                              Capital Expenditures
                              --------------------

We make capital expenditures from time to time in connection with vessel acquisitions. Our recent vessel acquisitions consist of our fleet of five Panamax drybulk carriers, seven Handymax drybulk carriers and five Handysize drybulk carriers.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate our drydocking costs for our fleet through 2007 to be:

                                 2005               2006               2007
                             --------------------------------------------------
Estimated Costs (1)          $  280,000          $2,010,000         $2,130,000
Estimated Offhire Days(2)            20                 160                160

(1) The costs reflected depend upon the location where the drydockings are performed. Actual results may vary.
(2)  Estimated at 20 days per drydocking per vessel

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

                  Summary Consolidated Financial and Other Data
                  ---------------------------------------------

The following table summarizes Genco Shipping & Trading Limited's selected consolidated financial and other data for the periods indicated below.


                                                           Three Months Ended     Nine Months Ended
                                                           September 30, 2005    September 30, 2005
                                                           ----------------------------------------
                                                           (Dollars in thousands, except share data)
                                                                        (unaudited)
                                                           ----------------------------------------
INCOME STATEMENT DATA:
Revenues                                                    $     31,172           $     83,521

Operating expenses:
    Voyage expenses                                                1,134                  3,044
    Vessel operating expenses                                      3,818                  9,250
    General and administrative expenses                            1,222                  2,415
    Management fees                                                  326                  1,135
    Depreciation                                                   6,116                 15,767
                                                            ------------           ------------
      Total operating expenses                                    12,616                 31,611
                                                            ------------           ------------

Operating income                                                  18,556                 51,910
                                                            ------------           ------------

Interest income (expense):
    Interest income                                                  329                    595
    Interest expense                                              (6,545)               (13,163)
                                                            ------------           ------------
      Net interest expense                                        (6,216)               (12,568)
                                                            ------------           ------------

Net income                                                  $     12,340           $     39,342
                                                            ============           ============

Adjusted net income (1)                                     $     16,443           $     43,445
                                                            ============           ============

Earnings per share - basic                                  $       0.55           $       2.38
                                                            ============           ============

Adjusted earnings per share (1)                             $       0.73           $       2.62
                                                            ============           ============

Weighted average shares outstanding - basic                   22,575,652             16,558,462
                                                            ============           ============

                                                            September 2005         December 2004
                                                           -------------------------------------
                                                             (unaudited)
                                                           -------------------------------------
Cash                                                        $     47,273           $      7,431
Current assets, including cash                                    50,329                  8,529
Total assets                                                     464,265                201,628
    Current liabilities, including current portion
      of long-term debt                                            3,122                 24,048
    Current portion of long-term debt                               --                   23,203
Total long-term debt, including current portion                  109,678                125,766
Shareholders' equity                                             346,869                 73,374

                                                           Nine Months Ended September 30, 2005
                                                           -------------------------------------
Net cash provided by operating activities                          $     62,730
Net cash (used) by investing activities                                (236,278)
Net cash provided by financing activities                               213,390

EBITDA (2)                                                               67,677
                                                           -------------------------------------


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

                                                           Three Months Ended     Nine Months Ended
                                                           September 30, 2005    September 30, 2005
                                                           ----------------------------------------
                                                                    (Dollars in thousands)
                                                           ----------------------------------------

FLEET DATA:
Total number of vessels at end of period                              16                     16
Average number of vessels (3)                                       16.0                   14.1
Total ownership days for fleet (4)                                 1,472                  3,845
Total available days for fleet (5)                                 1,472                  3,836
Total operating days for fleet (6)                                 1,460                  3,804
Fleet utilization (7)                                               99.2%                  99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (8)                                 $     20,407           $     20,981
Daily vessel operating expenses per vessel (9)                     2,594                  2,406
                                                           -------------------------------------

                                                           Three Months Ended     Nine Months Ended
                                                           September 30, 2005    September 30, 2005
                                                           ----------------------------------------
                                                                    (Dollars in thousands)
                                                           ----------------------------------------

EBITDA Reconciliation:
    Net Income                                              $     12,340           $     39,342
    + Net interest expense                                         6,216                 12,568
    + Depreciation                                                 6,116                 15,767
                                                            ------------           ------------
        EBITDA                                                    24,672                 67,677
                                                            ============           ============

(1) Adjusted net income is presented to provide additional information, in the opinion of management, with respect to the Company's ability to compare from period to period its operations without the one-time non-cash $4.1 million charge to write-off deferred financing costs associated with the retirement of the original credit facility. While adjusted net income is used by management as a measure of the operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Adjusted net income should not be considered an alternative to net income or other performance measurements under accounting principles generally accepted in the United States of America.
(2) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization. EBITDA is included because it is used by management and certain inveleors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating monthly internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.
(3) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(4) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(5) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(6) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(7) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(8) We define TCE rates as our revenues (net of voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(9) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

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

                    Genco Shipping & Trading Limited's Fleet
                    ----------------------------------------

As of September 30, 2005, Genco Shipping & Trading Limited's fleet consisted of five Panamax, six Handymax and five Handysize drybulk carriers, with a total carrying capacity of approximately 790,000 deadweight tons, or dwt.

On August 23, 2005, we entered into a Memorandum of Agreement for the purchase of the Genco Muse, a 48,913 DWT Handymax bulk carrier built in 2001 in Japan. We took delivery of the vessel on October 14, 2005, and it is included in the fleet list below. The vessel operates under a time charter to Qatar Navigation QSC. at a rate of $26,500 per day through September 1, 2007.

Including the Genco Muse, the average age of the Company's fleet as of November 2, 2005 was 8.4 years. Fifteen of the seventeen vessels in our fleet are on long-term time charters with an average remaining life of 1.1 years as of November 2, 2005.


                                                      2005
--------------------------------------------------------------------------------------------------------------------
                    Vessel                   Vessel Type         Expiration Date(1)   Current Time Charter Rates (2)
--------------      ------                   -----------         ------------------   ------------------------------
      1          Genco Beauty                  Panamax            February 2007                $29,000
      2          Genco Knight                  Panamax            January 2007                 $29,000
      3          Genco Leader                  Panamax            January 2006                 $23,000
      4          Genco Trader                  Panamax            December 2005                $15,500
      5          Genco Vigour                  Panamax            December 2006                $29,000
      6          Genco Muse                    Handymax           September 2007               $26,500 (3)
      7          Genco Marine                  Handymax           March 2007                   $26,000 (4)
      8          Genco Prosperity              Handymax           March 2007                   $23,000
      9          Genco Carrier                 Handymax           December 2006                $24,000
     10          Genco Wisdom                  Handymax           January 2007                 $24,000
     11          Genco Success                 Handymax           January 2007                 $23,850
     12          Genco Glory                   Handymax           December 2006                $18,250
     13          Genco Explorer                Handysize          August 2006                  $17,250
     14          Genco Pioneer                 Handysize          September 2006               $17,250
     15          Genco Progress                Handysize          September 2006               $17,250
     16          Genco Reliance                Handysize          August 2006                  $17,250
     17          Genco Sugar                   Handysize          August 2006                  $17,250

(1) The dates presented on this table represent the earliest dates that our charters may be terminated. Except with respect to the Genco Trader and Genco Leader charters, under the terms of the contracts, charterers are entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to unaffiliated third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.
(3) Since this vessel was acquired with an existing time charter at an above market rate, the Company allocates the purchase price between the vessel and a deferred asset for the value assigned to the above market charterhire. This deferred asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $22,000 recognized as revenue.
(4)  The time charter rate is $26,000 until March 2006 and $18,000 thereafter.

                          Q3 2005 Dividend Announcement

On October 31, 2005 the Company's Board of Directors declared a third quarter 2005 dividend of $0.60 per share payable on or about November 28, 2005 to shareholders of record as of November 14, 2005. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November commencing in November 2005, substantially equal to our available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves our board of directors determines we should maintain. These reserves may cover, among other things, drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q3 2005 dividend of $0.60, equates to an annualized yield of 14.7% based on the closing price of Genco Shipping & Trading's common stock as of November 1, 2005 at $16.28.

John C. Wobensmith, Chief Financial Officer, commented, "Genco is well positioned to create long-term value for shareholders through the execution of our differentiated strategy. The Combination of Genco's visible earnings stream, and significant financial flexibility bodes well for the Company's ability to pay shareholders a dividend while capitalizing on the fragmented nature of the drybulk industry. Building on our recent acquisition of a modern drybulk vessel, management continues to actively seek opportunities to expand its industry leadership."

                               Interest Rate Swap
                               ------------------

The Company entered into an interest rate swap with an effective date of September 14, 2005 in an effort to manage net exposure to interest rate changes related to a portion of its borrowings and to manage its overall borrowing costs. The interest rate swap transaction was executed at an effective rate of 5.435%, inclusive of the 0.95% margin, for a notional amount of $106.2 million, and expires on July 29, 2015. Its fair value as of September 30, 2005 was $1.3 million.

                               New Credit Facility
                               -------------------

Subsequent to its initial public offering, the Company entered into a new credit facility as of July 29, 2005. The new credit facility is with a syndicate of commercial lenders consisting of Nordea Bank Finland Plc, New York Branch, DnB NOR Bank ASA, New York Branch and Citigroup Global Markets Limited. This credit facility has been used to refinance our indebtedness under our original credit facility, and may be used in the future to acquire additional vessels and for working capital requirements. Under the terms of our new credit facility, borrowings in the amount of $106.2 million were used to repay indebtedness under our original credit facility and an additional borrowing of $3.4 million was obtained in August 2005, which was used as a deposit for the newly acquired Genco Muse. After these initial borrowings $340.3 million remains available to fund future vessel acquisitions, and we may borrow up to $20.0 million of the $340.3 million for working capital purposes.

The new credit facility has a term of ten years. The facility permits borrowings up to 65% of the value of the vessels that secure our obligations under the new credit facility up to the facility limit, provided that conditions to drawdown are satisfied. The facility limit is $450 million for a period of six years. Thereafter, the facility limit is reduced by an amount equal to 8.125% of the total $450 million commitment, semi-annually over a period of four years and is reduced to $0 on the tenth anniversary.

Our obligations under this credit facility are secured by a first priority mortgage on each of the vessels in our fleet as well as any future vessel acquisitions pledged as collateral and funded by the new credit facility. The new credit facility is also secured by a first priority security interest in our earnings and insurance proceeds related to the collateral vessels. We may grant additional security from time to time.

Our ability to borrow amounts under the new credit facility is subject to customary documentation relating to the facility, including security documents, satisfactory of certain customary conditions precedent and compliance with terms and conditions included in the loan documents. Before each drawdown, we are required, among other things, to provide to the lenders acceptable valuations of the vessels in our fleet confirming that the aggregate amount outstanding under the facility (determined on a pro forma basis giving effect to the amount proposed to be drawn down) will not exceed 65% of the value of the vessels pledged as collateral. To the extent the vessels in our fleet that secure our obligations under the new credit facility are insufficient to satisfy minimum security requirements at the time of a drawdown or any time thereafter, we will be required to grant additional security or obtain a waiver or consent from the lenders. We will also not be permitted to borrow amounts under the facility, and will be required to immediately repay all amounts outstanding under the facility, if we experience a change in control.

Interest on the amounts drawn is payable at the rate of 0.95% per annum over LIBOR until the fifth anniversary of the closing of the new credit facility and 1.00% per annum over LIBOR thereafter. We are also obligated to pay a commitment fee equal to 0.375% per annum on any undrawn amounts available under the facility. On July 29, 2005, the Company paid an arrangement fee to the lenders of $2.7 million which equates to 0.6% of the total commitment of $450 million. In the quarter ended September 30, 2005, we incurred a non-cash expense of $4.1 million to write-off deferred financing fees associated with our original credit facility which was entirely repaid on July 29, 2005.

Under the terms of our new credit facility, we are permitted to pay or declare dividends in accordance with our dividend policy so long as no default or event of default has occurred and is continuing or would result from such declaration or payment.

                     About Genco Shipping & Trading Limited
                     --------------------------------------

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 17 drybulk carriers, consisting of five Panamax, seven Handymax and five Handysize vessels, with a carrying capacity of approximately 839,000 dwt.

                          Conference Call Announcement
                          ----------------------------

Genco Shipping & Trading Limited announced that it will hold a conference call on November 3, 2005 at 8:30 a.m. Eastern Time to discuss its 2005 third quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company's website, www.GencoShipping.com. To access the conference call, dial (866) 510-0705 or (617) 597-5363 and enter passcode 25020453. A replay of the conference call can also be accessed until November 16, 2005, by dialing

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

(888) 286-8010 or (617) 801-6888 and entering the passcode 15553341. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

 "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of
                                      1995
 -----------------------------------------------------------------------------

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Registration Statement on Form S-1, as amended, for our initial public offering (See Registration Statement No. 333-124718). Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.


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